Exhibit 8.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

July 20, 2023

Nomura America Finance, LLC
Worldwide Plaza, 309 West 49th Street
New York, New York 10019-7316

Re:          Nomura America Finance, LLC – Senior Debt Securities

Ladies and Gentlemen:

We are rendering this opinion as special United States federal income tax counsel to Nomura America Finance, LLC (the “Company”), a Delaware limited liability company, in connection with the filing of the Company’s shelf registration statement on Form F-3 (the “Registration Statement”), dated July 20, 2023, with the Securities and Exchange Commission (the “Commission”). The Registration Statement registers an unspecified aggregate principal amount of the Company’s senior debt securities which may be issued by the Company from time to time.

We have reviewed the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the prospectus dated July 20, 2023 (the “Prospectus”). To the extent that the statements in the Prospectus under the caption “U.S. Federal Income Tax Considerations” purport to describe specific provisions of the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder, such statements present in all material respects an accurate summary of such provisions. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the use of our name under the headings “U.S. Federal Income Tax Considerations” and “Validity of the Securities and Guarantees” in the Prospectus filed with the Registration Statement, respectively. We further consent to your filing a copy of this opinion as Exhibit 8 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the headings “U.S. Federal Income Tax Considerations” set forth in the Prospectus filed as of the date hereof.

Very truly yours,

/s/ Mayer Brown LLP

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